Exhibit 10.30
AGREEMENT
“THE WAY OF THE PEACEFUL WARRIOR” a/k/a “PEACEFUL WARRIOR”
     This agreement (the “Agreement”) is made and entered into as of December 6, 2005 by and between Sobini Films, a California Corporation (“Grantor”), whose address is 2700 Colorado Avenue, Suite 510B, Santa Monica, California, 90404, and Lions Gate Films Inc. (“LGF”), whose principal address is 2700 Colorado Avenue, Second Floor, Santa Monica, California, 90404, with respect to that certain motion picture presently entitled “The Way of the Peaceful Warrior” a/k/a “Peaceful Warrior”.
1. Picture: The “Picture” shall mean that certain motion picture presently entitled “The Way of the Peaceful Warrior” a/k/a “Peaceful Warrior” and any and all versions thereof and all “bloopers”, footage, trims and outtakes thereof (including, without limitation, the Director’s Cut and the Final Cut and any and all versions of each of the foregoing, all versions rated by the Motion Picture Association of America and unrated versions of the Picture, “behind the scenes”, “making of” and any and all other documentary or short films concerning the Picture, and all footage, “bloopers”, trims and out-takes of each of the foregoing), produced by, on behalf of or at Grantor’s direction, in the year 2005.
2. Territory: The “Territory” shall mean and include each of the following: (a) United States of America (including but not limited to, Guam, Saipan, Midway Island, the Trust Territory Islands, the Caroline Islands, the Marshall Islands, the Virgin Islands, Puerto Rico and American Samoa) (“U. S.”), its territories, possessions, trusteeships and commonwealths and all military bases, ships at sea, airlines and oil rigs flying the flag or serviced from of the U.S., (b) Canada (including, but not limited to, Quebec, Prince Edward Island, the Northwest Territories, the Yukon Territories and Newfoundland), its territories, possessions, trusteeships and commonwealths, and all military bases, ships at sea, airlines and oil rigs flying the flag of or serviced from Canada, and (c) for the purposes of Television exploitation in the U.S. only, Bermuda and the Bahamas Islands.
3. Rights Granted:
     a. Rights Granted to LGF: Grantor hereby grants to LGF, on an exclusive basis, all distribution rights in and to the Picture and the underlying material with respect thereto (to the extent necessary to effectuate the grant of Rights hereunder), under copyright and otherwise, throughout the Territory, in all languages and in all media, whether now known or hereafter devised, including, without limitation, all Theatrical, Non-Theatrical, Home Video, and Television Rights in and to the Picture, by all methods of delivery, whether now know or hereafter devised, including without limitation, all Internet Delivery Mechanisms, all as such rights may be more specifically defined in Schedule “A”, which is attached hereto and incorporated herein by this reference (collectively, the “Rights”), excluding without limitation, all Ancillary Rights and all the sequel, prequel and remake rights in and to the Picture (including, without limitation, any and all Television spin-off rights), the Blockbuster Store Rights (as that

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term is defined in paragraph 3(b) hereinbelow, and all Ancillary Rights (as that term is defined in paragraph 3(c) hereinbelow) in and to the Picture (collectively, the “Reserved Rights”). Without limiting the generality of the foregoing, the Rights granted to LGF hereunder shall include, without limitation, the exclusive right to market, advertise, promote and publicize the Picture in all media, whether now known or hereafter devised.
     b. Remakes, Prequels & Sequels: LGF shall have a right of first refusal (a “Right of First Refusal”) with respect to worldwide distribution rights in any motion picture produced by Grantor alone or in conjunction with others during the Term (a “Qualifying Picture”) to the extent that Grantor controls the licensing of such distribution rights; provided, that such Right of First Refusal shall not apply to any rights to distribute a Qualifying Picture which has been licensed, transferred or otherwise disposed of prior to the time that Grantor controls the licensing of such distribution rights unless at such later time Grantor has obtained the control of the Subject Distribution Rights. Such a Right of First Refusal shall apply to all rights to distribute the Qualifying Picture in the United States (“U.S. Rights”) and to all rights to distribute the Qualifying Picture outside of the United States (“Foreign Rights”). The rights as to which LGF has the Right of First Refusal set forth in this paragraph shall be referred to herein as “Subject Distribution Rights”.
     i. Grantor shall notify LGF in writing of any Qualifying Picture (a “First Refusal Notice”) setting forth a description of the Material Elements. For purposes of this Agreement, “Material Elements” shall mean the proposed director, lead actor and amount of the budget for the Qualifying Picture. LGF shall have until 5:00 p.m. on the eighth (8th) business day following provision of the First Refusal Notice by Grantor (the “Exercise Period”) to notify Grantor in writing (an “Exercise Notice”) that LGF is exercising its right to negotiate in good faith to acquire the U.S. Rights and/or the Foreign Rights. If LGF so exercises its Right of First Refusal with respect to the U.S. Rights and/or with respect to the Foreign Rights, LGF shall thereupon be obligated to negotiate with Grantor in good faith for a period of ten (10) business days (“Negotiation Period”).
     ii. If the parties fail to reach agreement ( or are deemed to fail to reach agreement) prior to the expiration of the Negotiation Period with respect to U.S. Rights and/or Foreign Rights, subject to and in accordance with subsections (iv) and (v) below, Grantor may accept any third party offer to acquire U.S. rights and/or Foreign Rights on monetary terms or conditions materially more favorable to Grantor that the monetary terms and conditions last offered by LGF to Grantor during the Negotiation Period and/ or may sell or license Foreign Rights on a territory-by territory basis without any further obligation to LGF.
     iii. LGF’s failure to provide an Exercise Notice prior to the expiration of the Exercise Period shall be deemed an election by LGF to not exercise its Right of First Refusal to acquire any of the Subject Distribution Rights. In the event LGF fails to provide an Exercise Notice within the applicable Exercise Period or fails to negotiate with Grantor during the appropriate Negotiation Period, Grantor shall have the right to dispose of the Subject Distribution Rights with respect to Qualifying Picture without any further obligation to LGF.

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     iv. Subject to paragraph 3(b)(v) hereinbelow, if at any time there is a substantial change in the Material Elements pertaining to a Qualifying Picture, Grantor shall within ten (10) business days following such change to provide a First Refusal Notice to LGF describing such change of Material Elements. The Exercise Period, Negotiation Period and the mechanics for LGF’s exercise or deemed election not to exercise its rights under any such First Refusal Notice shall be the same as set forth above. For purposes of this Agreement, a “substantial change” in the Material Elements pertaining to a Qualifying Picture shall mean (A) any change in the proposed director or lead actor or (B) a decrease of more than ten percent (10%) in the amount of the proposed budget.
     v. Notwithstanding anything to the contrary in this Agreement, if Grantor enters into an agreement with a third party regarding the U.S. Rights or the Foreign Rights in Qualifying Picture, thereafter there is a substantial change in Material Elements pertaining to such Qualifying Picture, and Grantor has theretofore compiled with his first refusal obligations as set forth herein, LGF’s Right of First Refusal shall not apply to such Qualifying Picture. By way of clarification, in such event, Grantor would, among other things, not be required to provide a subsequent First Refusal Notice to LGF with respect to a Qualifying Picture, even if the Material Elements of such Qualifying Picture were to change substantially subsequent to the time such agreement is entered into.
     c. Blockbuster Store Rights: LGF acknowledges that Sobini has entered into a revenue sharing agreement with Blockbuster Inc. (“Blockbuster”) with respect to the rental of DVDs (including, without limitation, Blu-Ray™) of the Picture for the first twenty-six (26) weeks commencing with LGF’s initial Home Video Street Date of the Picture (the “Revenue Share Period”) via (i) Blockbuster’s “brick and mortar” retail stores or locations in the Territory with the limited exception of stores or locations located in Hawaii or Alaska or any United States’ territory or possession other than the District of Columbia (the “Blockbuster Territory”) that are wholly owned or operated by Blockbuster or its affiliates (the “Blockbuster Parties”); and (ii) blockbuster.com (collectively, the “Blockbuster Store Rights”). LGF further acknowledges that this Picture will not be a “Rental Picture” under any revenue share agreement between LGF and Blockbuster that is or will be in effect as of LGF’s initial Home Video Street Date of the Picture (i.e., any “brick and mortar” or online revenue share agreement). For clarification purposes, LGF will not be prohibited or restricted from selling Videograms (including, without limitation, DVDs) of the Picture to any of the Blockbuster Parties for retail purposes in the Blockbuster Territory prior to or during the Revenue Share Period nor will LGF be prohibited or restricted from selling Videograms (including, without limitation, DVDs) of the Picture to any of the Blockbuster Parties in the Blockbuster Territory for retail and/or rental purposes after the expiration of the Revenue Share Period. “Videograms” means and includes, without limitation, all kinds of tapes, cassettes, discs, chips, cards and other devices, whether now known or hereafter devised, including but not limited to, all formats of videotapes, videocassettes, videodiscs, chips, cards, and other technologies in which the Picture is embodied in a tangible medium of expression (including, without limitation, VHS, DVD, PSP, Blu-Ray™ and laser discs), as these terms are commonly understood in the video industry which contain the Picture, or portions thereof and are intended primarily for viewing of the Picture in its original continuity.

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     d. Specialty Home Video Markets: LGF shall use good faith efforts to engage Gaiam to handle the distribution of Video Devices of the Picture in certain non-mass-merchant and specialty Home Video markets, provided that (i) LGF approves all of the terms of such distribution agreement with Gaiam, and (ii) LGF approves of the specific retail chains to be handled by Gaiam under such agreement.
     e. Ancillary Rights: As used herein, “Ancillary Rights” shall mean and include, without limitation, all Soundtrack, Music Publishing, Literary Publishing, Electronic Publishing and Merchandising Rights in and to the Picture. Notwithstanding any reservation of the Ancillary Rights in and to the Picture, LGF is hereby granted the exclusive right to merchandise the key art in and to the Picture (e.g., posters, toys, key chains, etc.) for the purposes of promoting the Picture in the Territory.
4. Term: The “Term” of this Agreement shall commence as of the date first written above and shall terminate ten (10) years from LGF’s initial Theatrical release of the Picture in the Territory (which Theatrical release shall be deemed to have occurred on the earlier of (a) the actual initial commercial Theatrical release date of the Picture in the Territory, and (b) twelve (12) months from the date of complete Delivery (and LGF’s acceptance) of the Picture in accordance with the Delivery Schedule). Notwithstanding the foregoing, the Term of this Agreement shall be deemed extended as is necessary to comply with any license of Television Rights to Showtime Networks Inc.. After the expiration of the Term, there shall be a six (6) month exclusive sell-off period (the “Sell-Off Period”). During the Sell-Off Period, LGF shall only manufacture that number of Video Devices LGF reasonable requires in order to fill orders during the Sell-Off Period. LGF shall not manufacture more Video Devices during the last six (6) months of the Term than it reasonably expects to sell during the Term, exclusive of the Sell-Off Period. Without limiting the generality of the foregoing, LGF shall have a right of first negotiation (for a period of ten (10) business days commencing on Grantor’s receipt of LGF’s written notice of its intent to commence such negotiations, which notice shall be Delivered to Grantor no later than the last day of the Term) with respect to any extensions of the Term hereof.
5. Minimum Guarantee: None.
6. Grantor’s Participation; Distribution Fees:
     a. Grantor’s Participation: From One Hundred Percent (100%) of all monies received by LGF on a non-refundable basis from the exploitation of the Picture in all media throughout the Territory, LGF shall be entitled to deduct the following on a continuing basis and in the following order: (i) LGF’s Distribution Fee for all media, (ii) LGF’s Distribution Expenses (as that term is defined hereinbelow) plus Interest, and (iii) third party participation payments (to the extent that LGF pays such third party participation payments on Grantor’s behalf, if at all, and which shall only be payable from any monies remaining after the foregoing deductions; for the purposes of clarity, LGF shall not be required to assume any payment obligations of Grantor nor shall LGF be required to make any third party participation payment that is greater than the amount of revenues available after LGF has first deducted its Distribution Fees and Distribution Expenses). All revenues remaining after the foregoing deductions shall be referred to herein as

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“AGR”. Grantor shall be entitled to receive One Hundred Percent (100%) of the AGR. Notwithstanding the foregoing, in the event that LGF contributes Two Million Dollars ($2,000,000.00) or more in actual, direct, out-of-pocket, third party print, marketing, advertising, promotional and publicity expenses in connection with the theatrical release of the Picture, then One Hundred Percent (100%) of the AGR shall paid to Grantor until such time, if ever, as Grantor has received the aggregate of Two Million Five Hundred Thousand Dollars ($2,500,000.00) under this Agreement plus an amount equal to any and all monies drawn down from the LC by LGF pursuant to paragraph 6(c)(i) hereinbelow. Thereafter, the AGR shall be allocated and paid Ten Percent (10%) to LGF and Ninety Percent (90%) to Grantor for the duration of the Term. That portion of the AGR allocated to Grantor pursuant to this paragraph shall be referred to herein as “Grantor’s Participation”. LGF shall be entitled to cross-collateralize all revenues received by LGF from the exploitation of the Picture from all media throughout the Territory for the purposes of recouping LGF’s recoupable Distribution Expenses. LGF shall be entitled to hold a reasonable amount of Home Video Gross Receipts in reserve to accommodate bad debt, returns, damaged goods, residuals and the like, which reserves shall be liquidated on an annual basis in accordance with LGF’s standard business practices. The amount of reserves held by LGF commencing on LGF’s initial Home Video release of the Picture in the Territory and continuing for a consecutive twelve (12) month period thereafter shall not exceed twenty-seven percent (27%) of Home Video Gross Receipts. Thereafter, the amount of reserves held by LGF shall not exceed thirty (percent (30%) of Home Video Gross Receipts. Nothing set forth herein shall preclude LGF from making adjustments to its reporting statements to reflect the actual or anticipated rate of returns, damaged goods, and the like. LGF shall not be entitled to cross-collateralize revenues received by LGF from the exploitation of the Picture with revenues received by LGF from the exploitation of any other motion picture or property distributed by LGF for any recoupment purposes, including, but not limited to, recoupment of its Distribution Expenses. The Picture shall not be treated as a “loss leader” by LGF. If LGF includes the Picture in a package of motion pictures licensed to a third party, then the price allocated to the Picture shall be on the basis of a reasonable allocation of revenues in light of the commercial worth of the motion pictures in the package as determined by LGF in the exercise of its reasonable good faith business judgment.
     b. Distribution Fees: LGF’s “Distribution Fee” shall equal Fifteen Percent (15%) of One Hundred Percent (100%) of all Gross Receipts received by LGF from the exploitation of the Picture in all media throughout the Territory.
     c. Distribution Expenses: As used herein, “Distribution Expenses” shall mean, with respect to all rights granted to LGF hereunder, one hundred percent (100%) of the aggregate of all actual, direct, out-of-pocket, third party costs expended or incurred by LGF in direct connection with the distribution and exploitation of the Picture throughout the Territory in all media, including, without limitation, all DLT Creation Costs, and all conversion, manufacturing, duplication, shipping, marketing, advertising, promotion and publicity costs, all Residual Payments, and all costs to complete Delivery of the Picture (to the extent (i) LGF elects to cure any failure of Grantor to complete Delivery of the Picture in accordance with the Delivery Schedule and/or (ii) LGF is required to take “access” to any Delivery Materials pursuant to the Delivery Schedule; and/or (iii) Grantor is not required to deliver such elements under the Delivery Schedule).

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     i. P&A Contribution: Grantor shall pay LGF the sum of Two Million Dollars ($2,000,000.00) (the “P&A Contribution”) in the form of an irrevocable letter of credit (“LC”), which LC shall be Delivered to LGF on or before March 31, 2006. LGF shall be entitled to draw down from the LC, without restriction, commencing on that date which is eighteen (18) months following the first day of the initial commercial theatrical release of the Picture in the Territory (or earlier if LGF determines in good faith that it will not recoup its Distribution Fees and Distribution Expenses (including, but not limited to, its marketing, advertising, promotional, publicity and print (“P&A”) expenditure in connection with the initial Theatrical release of the Picture in the Territory) based on the performance of the Picture) and continuing until that date which is twenty-four (24) months after the commencement of the initial commercial Theatrical release of the Picture in the Territory. Such LC shall only be drawn upon to the extent that Gross Receipts fail to equal LGF’s Distribution Fees plus LGF’s Distribution Expenses (together with Interest thereon) as of the date(s) the LC is drawn upon. By way of example, if LGF spends $2,000,000.00 in connection with the initial commercial theatrical release of the Picture in the Territory (representing Grantor’s P&A Contribution), $2,000,000 in other Distribution Expenses (including interest) and Gross Receipts equal $4,000,000.00, then LGF shall only be entitled to draw $600,000.00 from the LC. One Hundred Percent (100%) of the P&A Contribution shall be spent by LGF in actual, direct, out-of-pocket, third party, print, marketing, advertising, promotional and publicity costs incurred in connection with the Theatrical release of the Picture in the Territory. LGF and Grantor shall have the right of mutual approval of the amount, if any, that LGF contributes to the theatrical release of the Picture.
     ii. Grantor’s Approval Rights: Grantor shall have the right of approval of the amount of the initial print and advertising expenditure in connection with the initial commercial theatrical release of the Picture in the Territory (provided that LGF is pre-approved to spend the P&A Contribution) and the initial marketing and advertising expenditure in connection with the initial Home Video release of the Picture in the Territory. Without limiting the generality of the foregoing, Grantor shall have the right of approval of the initial marketing plan for the initial Theatrical and Home Video releases of the Picture in the Territory. Without limiting the generality of the foregoing, Grantor shall have the right of approval of the initial markets in which the Picture shall be initially theatrically released (Los Angeles, San Francisco, San Diego, Phoenix, Portland and Seattle are pre-approved). In each instance, Grantor’s approval shall not be unreasonably withheld or untimely delayed and shall be deemed given if not rejected within ten (10) business days of Grantor’s receipt of LGF’s written request for approval, except that once the Theatrical release of the Picture has commenced, Grantor’s approval shall be deemed given if not rejected within two (2) business days of Grantor’s receipt of LGF’s written request for approval.
     d. Interest: As used herein, “Interest” shall mean the actual rate of interest charged to LGF by LGF’s principal lending syndicate, which rate, as between LGF and Grantor, shall not exceed the prime rate of interest plus two percent (2%).
     e. Residuals: Grantor represents and warrants that no residual buy-outs are permitted by any guild or union affiliated with the Picture or those individuals rendering services in

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connection therewith (the “Residual Buy-Out”). Without limiting the generality of the foregoing, Grantor shall be responsible for any and all residual and other additional or supplemental payments required to be made by reason of the distribution or other exploitation of the Picture in the Territory. Notwithstanding the foregoing, LGF represents and warrants that it shall pay any residual payments Grantor is required to pay as a result of LGF’s exploitation of the Picture in the Territory other than the Residual Buy-Out and LGF shall sign Distributor’s Assumption Agreements in connection therewith (each, a “Residual Payment”). Grantor represents and warrants to LGF that the Picture was produced under the SAG Basic Agreement and not under the SAG Low Budget, Ultra Low Budget or Modified Low Budget Basic Agreements (collectively, the “SAG Low Budget Agreements”). Grantor hereby represents and warrants to LGF that LGF shall not be required to pay any residual or other guild penalties hereunder, except with respect to those penalties that may arise as a result of LGF’s failure to timely pay such residual payments (subject to LGF’s receipt of timely written notice of its obligation to pay such residuals and the amount thereof). For the purposes of clarity, LGF shall not be responsible for paying any additional up-front compensation to any guild whatsoever, including, without limitation, the WGC, ACTRA, the DGC, DGA, WGA, IATSE, SAG or to any SAG cast members in order to qualify the Picture for distribution beyond that permitted under any SAG Low Budget Agreement. In this regard, Grantor shall complete the Residuals Worksheet which is attached hereto and incorporated herein by this reference as Schedule “B”. Delivery of a completed Schedule “B” is a condition precedent to Delivery of the Picture being deemed complete. LGF shall be entitled to recoup all Residual Payments as Distribution Expenses hereunder.
     f. DLT Creation Costs: As used herein, the term “DLT Creation Costs” shall mean and include 100% of LGF’s actual, direct, out-of-pocket, third party costs of creating the DLT(s) for the Picture, including, without limitation, DVD mastering and authoring costs, manufacturing, duplication, and shipping and clearance costs (including, without limitation, the cost of clearing “bonus” materials for such DVD).
7. Delivery: Grantor shall deliver, at Grantor’s sole cost and expense, all Delivery Materials (as that term is defined in the Delivery Schedule) set forth in the Delivery Schedule to LGF on or before March 13, 2006 (the “Delivery Date”), except with respect to long form music licenses, for which the Delivery Date shall be April 17, 2006. The Delivery Schedule shall be negotiated by the parties in good faith. Without limitation to those requirements set forth in the Delivery Schedule, all documents required to be Delivered to LGF pursuant to the Delivery Schedule shall be Delivered in the English language.
     a. Running Time: The Picture shall be Delivered to LGF with a running time of not less than ninety (90) minutes, nor more than one hundred twenty (120) minutes, inclusive of main and end titles.
     b. Rating: The Picture shall be delivered to LGF having been judged to receive a rating by the M.P.A.A. that is no more restrictive than “PG-13”. Provided that the Picture is Delivered to LGF as set forth in the preceding sentence, LGF shall not edit the Picture for M.P.A.A. rating purposes. If the Picture is not Delivered to LGF having been judged to receive an M.P.A.A.

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rating that is no more restrictive than “PG-13”, then, without limitation to LGF’s editing rights set forth in paragraph 8 hereinbelow, LGF shall have the right to edit the Picture to achieve such rating. Grantor represents and warrants to LGF that the Picture has been judged to receive a “PG-13” rating by the M.P.A.A..
     c. Access to LGF’s Marketing Materials: LGF shall afford Grantor access to any and all marketing materials created by LGF in connection with the Picture (the “LGF Materials”), at no cost to Grantor, provided that Grantor shall directly pay for any and all applicable shipping and duplication costs arising out of Grantor’s access to any such LGF Materials. LGF shall use good faith efforts, on a prospective basis commencing on the execution hereof, to clear the LGF Materials for worldwide use, provided that such worldwide clearances are granted to LGF free of charge. LGF expressly makes no representation or warranty with respect to the content or quality of any such LGF Materials, or whether any approvals, consents, consultation rights or payments need to be made or obtained in connection with the exploitation thereof outside the Territory or in languages and distribution rights not included in the Rights granted to LGF hereunder (collectively, “Third Party Obligations”) and as between LGF and Grantor, it shall be Grantor’s sole obligation to obtain, satisfy and pay for any and all such Third Party Obligations.
8. Credits; Editing: Grantor’s cut shall be deemed the final cut of the Picture. Notwithstanding the foregoing, LGF and its licensees shall have the right to cut, edit, change or add to, delete from or revise the Picture, to meet Television broadcaster standards, practices and timing requirements, to obtain distribution opportunities (e.g., the creation of ship and airline versions of the Picture), and as required by the order of a court, arbitrator or mediator, or in settlement of a dispute. With respect to any editing of the Picture in its entirety performed by LGF (e.g., as opposed to cutting trailers or clips of the Picture), and subject to any guild requirements that are applicable with respect to the editing of the Picture, LGF shall afford an employee of Grantor the first opportunity to render such editing services, provided that (a) Grantor’s employee is available at the time and place reasonably required by LGF, (b) such editing services are rendered at no cost to LGF, (c) such editing services are rendered in accordance with LGF’s reasonable instructions and time exigencies, and (d) Grantor’s employee is then customarily in the business of editing motion pictures. Grantor represents and warrants to LGF that the title of the Picture is fully cleared for LGF’s exploitation thereof in connection with the Picture in all media granted to LGF pursuant to this Agreement, throughout the Territory for the duration of the Term. Subject to the preceding sentence, LGF shall not change the title of the Picture without first obtaining Grantor’s prior, written approval (which approval shall not be unreasonably withheld or untimely delayed and shall be deemed given if not rejected within ten (10) business days of Grantor’s receipt of LGF’s written request for approval. If the title of the Picture is not fully cleared as set forth herein, then LGF shall have the right to change the title of the Picture, subject to prior, meaningful consultation with Grantor. Subject only to Grantor’s third party contractual restrictions delivered to LGF, Grantor’s credit, and/or any guild restrictions which Grantor has informed LGF are applicable to the Picture in writing on or before the Delivery Date, LGF or its licensees may, in its sole discretion, determine and arrange the placing and size of credits including credits above the title and/or above the artwork title. Without limiting the generality of the foregoing, LGF and its licensees shall have the right to place its name and logo on all materials concerning the Picture in the Territory, including,

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without limitation, in the main and end credits of the Picture (e.g., LGF’s customary presentation credit), in the billing block, and on all advertising materials. The presentation credit shall be substantially in the form of “Lionsgate Films & Sobini Films present in association with Inferno International” on a sole card, followed by a card that reads substantially in the form of “A Sobini Films Production” followed by a card that reads substantially in the form of “A MHF Zweite Academy Film Production” followed by the title card. LGF shall not remove Grantor’s logo from any materials Delivered to LGF. It is the essence of this Agreement that Grantor Deliver written notice of all credit, name and likeness obligations and restrictions and all third party contractual approval and consultation rights to LGF in writing on or before the Delivery Date. Without limiting the generality of the foregoing, in the event that a performer or other agreement containing a credit, name and/or likeness provision or approval or consultation right is unexecuted as of such Delivery Date, then Grantor shall deliver the most recent draft of such agreement to LGF and LGF shall have the right to rely thereon. Without limiting the generality of the foregoing, in the event that a performer or other agreement containing a credit, name and/or likeness and/or approval or consultation provision is unexecuted as of the Delivery Date, then any and all contractual credit, name and likeness obligations and restrictions and approval rights negotiated after such Delivery Date must be approved by LGF in writing prior to Grantor entering into any agreement with respect thereto, which approval shall not be unreasonably withheld or untimely delayed. LGF shall not remove any credit or copyright notice appearing on screen as the Picture is Delivered to LGF except as follows: (e) to comply with a court order or the order of an arbitrator or mediator, (f) as required in settlement of a dispute, or (g) as required by law. No casual or inadvertent failure by LGF or any third party to comply with any credit, name or likeness obligation or restriction, or to comply with any approval or consultation right, shall be deemed a breach of this Agreement, provided that LGF takes all commercially reasonable steps to cure such failure on a prospective basis commencing on LGF’s receipt of written notice thereof. The sole remedy of Grantor for a breach of any of the provisions of this paragraph 8 shall be an action at law for compensatory damages, it being agreed that in no event shall Grantor be entitled to consequential or punitive damages, or to seek or obtain injunctive relief, specific performance, or any other form of equitable relief, by reason of any breach or threatened breach of any of the credit, name, likeness or other obligation or restriction or approval or consultation right, nor shall Grantor be entitled to enjoin or restrain the exhibition, distribution, marketing, advertising, promotion, or other exploitation of the Picture.
9. Holdbacks:
     a. Mexico Holdback: LGF shall control the release dates of the Picture by means of the Home Video Rights as well as all television exhibition in Mexico (in the English and Spanish languages); provided that Grantor’s distributor of the Picture in Mexico (in the English and Spanish languages) shall be entitled to release the Picture day and date with LGF’s initial commercial release of the Picture in like media in the Territory. When applicable, LGF shall also control the wholesale and suggested retail price of the distribution of the Picture by means of the Home Video Rights in Mexico (in the English and Spanish languages); provided that Grantor’s distributor of the Picture in Mexico (in the English and Spanish languages) shall be entitled to release the Picture by means of the Home Video Rights at the same price point as LGF’s release of the Picture in the Territory. Grantor shall use reasonable good faith efforts to

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cause the distributor(s) of the Picture in Mexico to each confirm in writing its acknowledgement of such holdback and price restrictions.
     b. Blockbuster Store Holdback: LGF shall control the release dates of the Picture by means of the Blockbuster Store Rights; provided that Blockbuster may make Video Device copies of the Picture available for rental and sale to its consumers day and date with LGF’s initial Home Video Street Date of the Picture in the Territory. It is the essence of this Agreement that Grantor contractually require Blockbuster to comply with all of the terms of this paragraph.
10. Grantor’s Representations and Warranties: Grantor represents and warrants as of the date hereof and also upon Delivery of the Picture that: (a) there are no non-customary credit, name or likeness obligations or restrictions or approval or consultation rights applicable to the Picture (all of which, if any, shall be Delivered to LGF in writing on or before the Delivery Date and LGF shall have the right to rely thereon) and that LGF shall have the right, but not the obligation, to utilize the likeness and name of each of the principal cast members in the artwork and in trailers for the Picture; (b) Grantor owns or controls all Rights granted to LGF under this Agreement and that all such Rights are free of all liens, claims, charges, encumbrances, restrictions, and commitments; (c) there is no agreement concerning the Picture with any person or entity which, if breached, would or could in any way impair, interfere with, abrogate or adversely or otherwise affect any of the Rights granted to LGF under this Agreement; (d) LGF’s exploitation of the Picture will not be subject to any guild liens, or residuals other than SAG, IATSE, DGA and WGA liens and residuals; (e) it is a corporation duly formed and validly existing in good standing under the laws of California and has the full right, power, legal capacity and authority to enter into and carry out the terms of this Agreement; (f) neither the Picture, nor any part thereof, nor any materials contained therein or synchronized therewith, nor the title thereof, nor the exercise of any Right, license or privilege granted to LGF hereunder, violates or will violate, or infringes or will infringe, any trademark, trade name, service mark, patent, copyright (whether common law or statutory), or, to the best of Grantor’s knowledge, the literary, dramatic, musical, artistic, personal, private, civil, “droit moral” or property right or rights of privacy or any other right of any person or entity whatsoever, or unfairly competes with or slanders or libels (or constitutes a trade disparagement of) any person or entity whatsoever; (g) it has no agreement with or obligations to any third party with respect to the Picture which might conflict or interfere with any of the provisions of this Agreement or the use or enjoyment by LGF of any of the Rights granted; (h) the rights granted to LGF herein have not been previously granted, licensed, sold, assigned, transferred, conveyed or exploited by any person or entity and Grantor shall not sell, assign, transfer, convey to or authorize any person or entity any right, title or interest in and to the Picture or any part thereof or in and to the dramatic or literary material upon which the Picture is based, which is adverse to or in derogation of the Rights granted to LGF; (i) there is no litigation, arbitration, claim, demand, or investigation pending or threatened with respect to the Picture, or the literary, dramatic or musical material upon which the Picture is based or which is contained therein, or concerning the physical properties thereof; (j) Grantor has secured, or by the Delivery Date will have secured, and shall for the duration of this Agreement maintain, all clearances (including, without limitation, all music rights and music clearances) which are necessary for LGF to use and enjoy the Rights granted to LGF in and to the Picture throughout the Territory for the duration of the Term and that no supplemental or additional use payments shall be required with respect to the exploitation of the Picture (or any portion or element thereof,

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including, without limitation, the music contained therein) and/or any use or exploitation of any advertising or promotion of the Picture which contains the music as embodied in the Picture (including “in-context” uses thereof); and (k) Grantor is in all respects in compliance with the requirements of the Child Protection and Obscenity Enforcement Act of 1988, as amended by the Child Protection Restoration and Penalties Enhancement Act of 1990, and all rules and regulations promulgated thereunder (collectively, the “CPOEA”) and that the Picture is in all respects in compliance with the requirements of the CPOEA, and does not contain any material that would require Grantor to comply with the recordkeeping requirements of the CPOEA.
11. Indemnities:
     a. Grantor shall indemnify, defend and hold harmless LGF, its parent, subsidiaries, affiliates, assignees, licensees, sublicensees, distributors, sub-distributors and dealers, and the directors, officers, agents, consultants and representatives of the foregoing (the “LGF Indemnitees”), from all claims, costs, liabilities, obligations, judgments or damages (including reasonable outside attorneys’ fees but excluding lost profits and consequential damages), arising out of or for the purpose of avoiding any suit, claim, proceeding or demand or the settlement thereof, which may be brought against any of the LGF Indemnitees by reason of the actual or proposed production of the Picture, or the use or disposition of rights granted herein, or in connection with the breach of any of the warranties, representations or obligations made by Grantor, except to the extent that Grantor is required to be indemnified by LGF pursuant to paragraph 11(b) hereinbelow.
     b. LGF shall indemnify, defend and hold harmless Grantor, its parent, subsidiaries, affiliates, assignees, and the directors, officers, agents, consultants and representatives of the foregoing (the “Grantor Indemnitees”), from all claims, costs, liabilities, obligations, judgments or damages (including reasonable outside attorneys’ fees but excluding lost profits and consequential damages), arising out of or for the purpose of avoiding any suit, claim, proceeding or demand or the settlement thereof, which may be brought against any of the Grantor Indemnitees by reason of the distribution, advertising or promotion of the Picture, or in connection with the breach of any of the warranties, representations or obligations made by LGF, except to the extent that LGF is required to be indemnified by Grantor in accordance with paragraph 11(a) hereinabove.
     c. The parties hereto shall meaningfully consult with each other with respect to the defense, institution or settlement of litigation in connection with the rights granted hereunder and LGF’s exploitation thereof during the Term and in the Territory.
12. Audit Rights: Grantor shall have the right to have a certified public accountant of its choice audit LGF’s books and records with respect to the Picture(s) once per year (and only once with respect to any particular records and/or statements) at Grantor’s sole cost and expense; such audit shall take place in LGF’s principal place of business and shall not unreasonably interfere with LGF’s course of business. Said audit shall be conducted at LGF’s principal place of business during normal business hours. Grantor shall give LGF ten (10) business days prior written notice of its intent to conduct such audit. All notices, statements and payments made pursuant to the

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Agreement shall be deemed valid and shall not be subject to dispute or audit unless disputed within twenty-four (24) months after first issued. In the event that an audit reveals (i) an underpayment of seven and one-half percent (7.5%) or more of the total monies owed; (ii) the underpayment is seven thousand five hundred dollars ($7,500.00) or more, and (iii) the amount of the audit is reasonable and customary and does not exceed the amount of the underpayment, then LGF shall pay Grantor the amount of the underpayment plus the reasonable, actual, direct, out-of-pocket, third party costs of the audit up to the amount of the underpayment.
13. Assignment: LGF may grant, assign or sublicense this Agreement or any of its rights or obligations herein to any third party; provided that LGF shall remain primarily liable for its obligations hereunder unless such assignment is to (i) a parent, subsidiary or affiliated entity of LGF, (ii) a company that acquires all or substantially all of LGF’s assets, and/or (iii) is to a “major” or “mini-major” studio, and, in any event, provided that LGF shall remain secondarily liable for its payment obligations hereunder. Grantor shall not assign this Agreement or any of their rights or obligations herein except that Grantor shall have the right to assign its right receive payment on three (3) separate occasions in bulk. In addition, after Delivery of the Picture is accepted by LGF, Grantor shall have the right to assign its rights and obligations to a financially responsible third party that acquires all or substantially all of Grantor’s assets and who assumes all of Grantor’s obligations in writing, provided that Grantor shall remain primarily liable for its obligations hereunder. Any purported assignment in violation of this Agreement shall be null and void.
14. No Third Party Beneficiaries: Nothing contained in this Agreement shall be construed so as to create any third party beneficiary hereunder. In this regard, nothing under this Agreement shall entitle any third party to any remedies against LGF, at law, in equity, or otherwise, including, without limitation, any additional audit rights or the right to seek or obtain injunctive relief against LGF’s distribution of the Picture.
15. Default: If Grantor defaults (or breaches a material representation and warranty), which default remains uncured for fifteen (15) business days following Grantor’s receipt of LGF’s written notice to Grantor thereof, LGF shall be entitled to terminate this Agreement. In the event that Grantor fails to fully Deliver the Delivery Materials set forth in the Delivery Schedule, which failure is not timely cured, LGF may create such Delivery Materials, the reasonable, actual, out-of-pocket cost of which shall be recoupable by LGF, in LGF’s sole discretion, as (i) as a Distribution Expense, and/or (ii) from any other monies (e.g. Grantor’s Participation, bonuses, etc.) which are then due and owing to Grantor. LGF’s rights and remedies shall be cumulative, and none of them shall be exclusive of any other allowed by law, except that LGF shall not have the right to seek injunctive relief with respect to the exploitation of the Picture in the Reserved Territory. If LGF defaults, Grantor shall not be entitled to terminate or rescind this Agreement, nor to obtain injunctive relief with respect to the exercise by LGF of the rights granted hereunder; Grantor’s sole remedy shall be an action at law for damages.
16. Governing Law; Jurisdiction: This Agreement shall be construed and interpreted pursuant to the Laws of the State of California as it applies to contracts entered into and performed wholly within California or, if appropriate, the federal laws of the United States of America. Any dispute

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regarding the validity, construction, terms or performance of this Agreement or any other matter in connection therewith shall be submitted to binding arbitration before the JAMS in Los Angeles, California in accordance with the following provisions:
     a. If the parties cannot agree upon a single arbitrator, each party shall select one arbitrator who has experience in the motion picture industry and both arbitrators so selected shall select a third arbitrator.
     b. The third arbitrator shall adjudicate the dispute applying the laws of the state of California as it applies to contracts entered into and wholly performed within California or, if appropriate, the federal laws of the United States of America.
     c. The arbitrator shall issue a written opinion specifying the basis for their award and the types of damages awarded.
     d. There shall be a court reporter record made of the arbitration hearing and said record shall be the official transcript of the proceedings.
     e. Witness lists, production of documents and subpoenas in the arbitration shall be in accordance with Section 1280 et seq. of the California Code of Civil Procedure, except that the fifteen (15) day periods set forth in subsections (a)(2)(A) and (B) of Section 1282.2 shall be deemed to be periods of five (5) business days. If the dispute pertains to Delivery, there shall be made available to the arbitrator all relevant materials submitted by LGF or Grantor which purport to constitute completion and delivery of the Picture. The parties shall participate in an exchange of information before the hearing. If any such discovery is not voluntarily exchanged among the parties, the party desiring such discovery may apply to the arbitrator at the outset of the arbitration for particular discovery requests. The arbitrator may deny only such discovery as is unreasonable or is intended to unduly delay the prompt conclusion of the arbitration.
     f. The decision of the arbitrator (or the majority of the arbitrators, if applicable) shall be binding upon the parties, shall constitute a full and final adjudication of the controversy. The parties shall each be responsible for paying fifty percent (50%) of all the arbitrator’s and court reporter’s fees (including, without limitation, the cost of the arbitration). A judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.
17. Integrated Agreement: This Agreement contains the entire agreement between the parties and supersedes any and all other representations, agreements, and understandings between them with respect to its terms.
18. Modification: No waiver of modification of this Agreement or any portion thereof (including, without limitation, this provision) shall be valid unless in a writing that is signed by both parties and no waiver of any specific provision or forbearance in the exercise of any right on any occasion shall preclude the strict enforcement of that right in the future, nor shall it preclude the strict enforcement of any other rights hereunder.

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     This Agreement (inclusive of Schedule “A”, Exhibit “A” and Exhibit “C”), when executed, is legally binding unless and until superseded by a more formal agreement incorporating the terms set forth above as well as additional provisions, which when and if executed, shall replace this Agreement. Capitalized terms used herein and not otherwise defined shall have the same meaning as in LGF’s standard long-form agreement, subject to good faith negotiations in accordance with LGF’s and Grantor’s standard business practices. All items not addressed above shall be negotiated in good faith pursuant to prevailing industry customs and standards and LGF’s and Grantor’s standard business practices.

AGREED TO AND ACCEPTED BY:

LIONS GATE FILMS INC.	SOBINI FILMS, a California Corporation

/s/ Wayne Levin	/s/ Jill Courtemanche

Signature	Signature

WAYNE LEVIN	Jill Courtemanche

Print Name	Print Name

EXEC. VP & GENERAL COUNSEL BUSINESS & LEGAL AFFAIRS	Attorney

Title	Title

3/14/06	3/10/06

Date	Date